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                                                                     Exhibit 5.1

                       OPINION OF GOULSTON & STORRS, P.C.

                                  June 26, 2001


Tweeter Home Entertainment Group, Inc.
10 Pequot Way
Canton, MA  02021

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 5,539,661 shares of Common Stock, $.01 par value (the "Shares"), of Tweeter Home Entertainment Group, Inc., a Delaware corporation (the "Company"), for issuance by the Company pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among the Company, TWT Acquisition Corp., a wholly owned subsidiary of the Company, and Sound Advice, Inc.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the joint proxy statement/prospectus contained in the Registration Statement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Goulston & Storrs, P.C.